Exhibit g.(i)

AMENDMENT NUMBER 1

TO

Master CUSTODIAN AGREEMENT

This Amendment Number 1 (the “Amendment”) dated as of September 27, 2017 to the Master Custodian Agreement by and between each management investment company identified on Appendix A and each management investment company which becomes a party to this Agreement in accordance with the terms hereof (in each case, a “Fund”), including, if applicable, each series of the Fund identified on Appendix A and each series which becomes a party to this Agreement in accordance with the terms hereof, and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Funds and the Custodian have entered into a Master Custodian Agreement (the “Agreement”) dated as of December 12, 2014; and

WHEREAS, the Funds and the Custodian desire to amend the Agreement, as to all Funds, as more particularly set forth herein; and

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the Funds and the Custodian agree as follows:

1.	Effective as of September 27, 2017, Hartford Total Return Bond ETF a series of Hartford Exchange-Traded Fund Trust is added as a Portfolio.

2.	Appendix A of the Agreement is hereby deleted it in its entirety and replaced with Appendix A attached hereto.

3.	As custodial services are now being provided by State Street to the Funds pursuant to that certain Custodian Contract date as of December 31, 2014 by and between each Fund listed on Appendix A thereto and State Street Bank and Trust Company (the “Hartford Agreement”), the parties hereby agree that the services provided by State Street to the Funds under the Agreement are limited to fund accounting services.

4.	Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Each of the Management Investment
Companies and series set forth on
Appendix A Hereto		State Street Bank and Trust Company

By:	/s/ Laura S. Quade	By:	/s/ Andrew Erickson

Name: Laura S. Quade		Name: Andrew Erickson
Title: Vice President		Title: Executive Vice President

1

APPENDIX A

to

Master Custodian Agreement

(as of September 27, 2017)

Management Investment Companies Registered with the SEC

Hartford Funds Exchange-Traded Trust

Hartford Corporate Bond ETF

Hartford Quality Bond ETF

Hartford Total Return Bond ETF

Lattice Strategies Trust

Hartford Multifactor Developed Markets (ex-US) ETF

Hartford Multifactor Emerging Markets ETF

Hartford Multifactor Global Small Cap ETF

Hartford Multifactor Low Volatility International Equity ETF

Hartford Multifactor Low Volatility U.S. Equity ETF

Hartford Multifactor REIT ETF

Hartford Multifactor US Equity ETF